Sierra Monitor Corporation Announces Financial Results
for the Second Quarter Ended June 30, 2011

Second Quarter Net Income up 51% on Sales Increase of 13%

Milpitas, California – August 3, 2011 – Sierra Monitor Corporation (OTC: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the second quarter and six months ended June 30, 2011.

Financial Highlights
•	Achieved second quarter sales of $4.0 million, an increase of 13% over the second quarter of 2010
•	Reported second quarter net income of $227,203, up 51% compared to second quarter net income of $150,812 in the prior year
•	Ended the second quarter of 2011 with a strong balance sheet, approximately $1.6 million of cash on hand and no bank debt
•	Recorded sales of $8.2 million for the six months ended June 30, 2011, an increase of 27% over the corresponding period in the previous year
•	Reported year-to-date net income of $543,824 compared to net income of $77,706 for the corresponding period in the previous year

Business Highlights
•
Initiated partnership of FieldServer Technologies with Cisco Systems, Inc. in their unique EnergyWise initiative. The FieldServer machine language protocol gateway allows third party building automation devices to be accessed via EnergyWise, a Cisco network service that allows for energy monitoring and management.

•
Launched shipments of a new, higher capacity OEM ProtoCessor module that carries BacNet Test Lab (BTL) approval.  BTL is the industry recognized standard that confirms compatibility of devices utilizing the building automation control communications protocol.

•	Began shipment of gas detection modules for integration into unitized propane tank filling stations deployed at outlets of a nationwide big box retail chain.
•
Completed delivery of a protocol driver allowing a customer to begin in-hospital testing of wireless sensor networks to be integrated through FieldServer gateways with building management systems and life line safety systems.

•
Continued progress in expanding sales of ProtoCessor gateways to major boiler manufacturers in order to provide machine-to-machine interface between the boiler logic control system and building automation systems.

Second Quarter and First Six Months of 2011 Financial Results
Net sales for the quarter ended June 30, 2011 were $3,984,361, an increase of 13% from $3,517,732 reported for the same period of 2010.  For the six months ended June 30, 2011, sales increased 27% to $8,152,778, compared to $6,420,812 for the same period of 2010.

Sierra Monitor posted GAAP net income of $227,203, or $0.02 per share (basic and diluted), for the quarter ended June 30, 2011, compared to GAAP net income of $150,812, or $0.01 per share (basic and diluted), for the same period of 2010.  Sierra Monitor posted GAAP net income of $543,824, or $0.05 per share basic (basic and diluted), for the six months ended June 30, 2011, compared to GAAP net income of $77,706, or $0.01 per share (basic and diluted), for the same period of 2010.

Sierra Monitor posted non-GAAP net income of $326,495 or $0.03 per share (basic and diluted), for the quarter ended June 30, 2011 compared to non-GAAP net income of $304,781 or $0.03 per share (basic and diluted), for the same period of 2010.  Sierra Monitor posted non-GAAP net income of $752,769, or $0.08 per share basic and $0.07 per share diluted, for the six months ended June 30, 2011, compared to non-GAAP net income of $277,013, or $0.02 per share (basic and diluted), for the same period of  2010.

“Our second quarter and year-to-date results reflect the continuing great effort put forward by the Sierra Monitor team” said Gordon R. Arnold, chairman and chief executive officer.  “We continued the solid results of the two previous quarters growing our second quarter 2011 sales by 13% and our six month sales by 27%, respectively” We achieved a gross margin of 60%, grew our ProtoCessor product line by 58% over the prior year and partnered with the Cisco EnergyWise program for energy monitoring and management.  We enter the third quarter of 2011 with strong momentum and an opportunity to continue to produce solid financial results.”

Cash Position
Sierra Monitor had $1,628,276 in cash at June 30, 2011 with no bank borrowings.  Trade receivables at June 30, 2011 were $1,746,550.  At June 30, 2011, the Company’s Days Sales Outstanding was 42 days.

About Sierra Monitor Corporation
Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation.  The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers.  By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems.  The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection.  Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.  For more information visit:  http://www.sierramonitor.com/

Sierra Monitor Investor Relations Contact:
Steve Polcyn
408-262-6611 ext. 1341
spolcyn@sierramonitor.com

Table A
SIERRA MONITOR CORPORATION

Statements of Operations

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Net sales	$3,984,361	$3,517,732	$8,152,778	$6,420,812
Cost of goods sold	1,628,853	1,432,443	3,288,127	2,656,485
Gross profit	2,355,508	2,085,289	4,864,651	3,764,327
Operating expenses
Research and development	549,992	503,908	1,095,066	986,930
Selling and marketing	917,515	842,514	1,801,954	1,674,490
General and administrative	509,643	489,104	1,061,860	975,343
	1,977,150	1,835,526	3,958,880	3,636,763
Income from operations	378,358	249,763	905,771	127,564
Interest income	312	900	602	1,947
Income before income taxes	378,670	250,663	906,373	129,511
Income tax provision	151,467	99,851	362,549	51,805
Net income	$227,203	$150,812	$543,824	$77,706
Net income available to common shareholders per common share Basic	$0.02	$0.01	$0.05	$0.01
Diluted	$0.02	$0.01	$0.05	$0.01
Weighted average number of common shares used in per share computations:
Basic	9,896,942	11,448,045	9,896,942	11,443,129
Diluted	10,141,609	11,602,565	10,134,794	11,606,530

Table B

SIERRA MONITOR CORPORATION
Balance Sheet

Assets	June 30,	December 31,
	2011	2010
	(unaudited)
Current assets:
Cash and cash equivalents	$1,628,276	$1,645,433
Trade receivables, less allowance for doubtful accounts of approximately $93,000 and $82,000 respectively	1,746,550	1,708,886
Inventories, net	2,450,853	2,115,003
Prepaid expenses	136,059	178,819
Income tax deposit	459,200	0
Deferred income taxes - current	298,410	298,410
Total current assets	6,719,348	5,946,551

Property and equipment, net	424,814	294,424
Other assets	170,860	154,816
Total assets	$7,315,022	$6,395,791

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$588,436	$704,539
Accrued compensation expenses	514,182	432,127
Other current liabilities	98,998	72,888
Income taxes payable	364,814	20,879
Total current liabilities	1,566,430	1,230,433

Deferred tax liability	54,095	54,095
Total liabilities	1,620,525	1,284,528

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 9,901,177 shares issued and outstanding	9,901	9,897
Additional paid-in capital	2,734,300	2,694,894
Retained earnings	2,950,296	2,406,472
Total shareholders’ equity	5,694,497	5,111,263
Total liabilities and shareholders’ equity	$7,315,022	$6,395,791

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated August 3, 2011 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit from operations and related non-GAAP profit as a percentage of revenue, non-GAAP net profit and basic and diluted non-GAAP net profit per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies.  We exclude these amounts from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010

GAAP Net Income	$227,203	$150,812	$543,824	$77,706
Depreciation and amortization	74,310	61,280	138,378	126,161
Provision for bad debt expense	8,157	7,500	11,157	15,000
Provision for inventory losses	5,000	5,000	20,000	5,000
Deferred income taxes	-	54,253	-	-
Stock based compensation expense	11,825	25,936	39,410	53,146
Total adjustments to GAAP net income	99,292	153,969	208,945	199,307
Non-GAAP Net Income	$326,495	$304,781	$752,769	$277,013

Non GAAP Net Income Per Share:
Basic	$0.03	$0.03	$0.08	$0.02
Diluted	$0.03	$0.03	$0.07	$0.02
Weighted-average number of shares used in per share computations:
Basic	9,896,942	11,448,045	9,896,942	11,443,129
Diluted	10,141,609	11,602,565	10,134,794	11,606,530